Exhibit 99.1

SBM Investment Companies Commence Voluntary Chapter 11 Reorganization

Washington, DC, May 3, 2013 --(PR.com)-- SBM Investment Certificates, Inc. (“SBMIC”) and SBM Certificate Company (“SBMCC”) (together, the “SBM Investment Companies,” “Companies” or “SBM”) today announced that they have filed voluntary petitions under chapter 11 of the United States Bankruptcy Code. Also filing was SBM Financial, LLC, which owns 100% of the common shares of SBMCC. The petitions were filed in the United States Bankruptcy Court for the District of Maryland. SBM and SBM Financial, LLC have moved for joint administration of the cases for procedural purposes under the caption “In re: SBM Certificate Company, et al., Case No. 13-17282 (TJC)”.

Eric M. Westbury, SBM’s Chairman and Chief Executive Officer, said, “The past several years have been difficult for the SBM Investment Companies. After careful consideration of available alternatives, the Board of Directors determined that the chapter 11 filings were a necessary and prudent step, allowing the Companies to continue to operate while giving them the opportunity to reorganize with a stronger balance sheet and capital structure. Our goal is that, within the shortest time permitted by the Bankruptcy Code, SBM emerge from bankruptcy with maximum value and liquidity for our key constituencies, including our certificate holders.”

SBM’s difficulties date back to 2002, when certain fraudulent transactions by John Lawbaugh, SBM’s former Chairman and CEO, left the Companies severely undercapitalized and out of compliance with regulatory capital requirements. When those transactions were discovered, the Companies voluntarily suspended issuing certificates and self-reported Mr. Lawbaugh’s conduct to the United States Securities and Exchange Commission (“SEC”). In 2003, Mr. Westbury, then President of SBM, formed Geneva Capital Partners, LLC (“GCP”) to acquire the Companies with a plan to recapitalize and return them to regulatory compliance and profitability. In addition to the $2.5 million that GCP paid to acquire the Companies, GCP assumed $1.6 million in other liabilities and contributed $5.1 million in cash as additional equity capital.

Despite this capital infusion, SBMCC was unable to clear its new prospectus with the SEC to resume issuing certificates, and the SEC began to question the methodology by which the Companies had historically calculated their regulatory reserve requirements. As a result, SBMCC did not issue any new certificates after 2002. On April 6, 2006, the SEC commenced a civil action against the Companies in the United States District Court for the District of Maryland. Numerous hearings and discussions between the parties took place over the next several years.

On February 28, 2011, without admitting or denying the allegations in the SEC’s civil action, SBM consented to a Final Consent Judgment and a Cease-and-Desist Order pursuant to various federal securities laws. As part of that settlement, SBM consented to certain undertakings, including but not limited to retaining an independent compliance and accounting consultant. The Companies then embarked upon a 24-month restructuring effort but were unable within that time to raise the capital necessary to comply fully with certain obligations under the settlement.

“For the past two years, SBM has faced increasing debt service costs, lingering post-recessionary forces, and the stigma of the SEC proceeding,” said SBM’s Acting Chief Financial Officer, P. Brady Hayden. “However we believe that this reorganization effort, if successful, will allow the companies to restructure their capital in a way that will dramatically reduce costs, provide liquidity to investors, and satisfy any outstanding regulatory issues.”

The Companies also announced that Mr. Hayden has been elected a Director of SBM.

About SBM

The SBM Investment Companies are registered under the Investment Company Act of 1940 to issue “face-amount certificates.” The Companies invest in various types of real estate investments, commercial loans secured by real estate, mortgage-backed securities and other private finance transactions. SBMCC’s predecessor company dates back to 1914, and over 2,000 SBM face-amount certificates are presently outstanding to certificate holders in multiple states. SBM is headquartered in the Washington, DC metropolitan area and the firm’s website is http://www.sbmfinancial.com/.

Forward-Looking Statements Safe Harbor

SBM cautions readers that the statements contained in this news release with respect to future business plans, operations, opportunities or prospects, including any factors that may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.

CONTACT:
SBM Investor Relations

P. Brady Hayden or Ronald Geiger
(888) 665-2814 Ext. 1
info@sbmfinancial.com